Exhibit 99.1

Perma-Fix Partners with UA Plumbers & Steamfitters Local 598 to Provide Safe and Reliable Option For Hanford Tank Waste Grouting and Disposal

ATLANTA – July 17, 2023 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced it held a Project Labor Agreement (PLA) signing event with UA Plumbers & Steamfitters Local 598, on July 14, 2023. The goal of this partnership is to supply the Perma-Fix Northwest Facility (PFNW) with the organized labor force needed to take on the challenges of providing a supplement treatment alternative to include concrete-like grout for Hanford’s Low Activity Tank Waste. This supplemental capability would support U.S. Department of Energy’s (DOE) glassifying process provided by the Hanford Vitrification Plant for safe transport and disposal off-site. A number of key government officials and community leaders attended the event to express support for the project.

The U.S. Department of Energy has been exploring options to add more waste treatment capacity for the 56 million gallons of radioactive and hazardous chemical waste currently stored in underground tanks on the Hanford Reservation.

“Local 598 has always insisted that the men and women performing waste treatment and disposal work must have access to the best safety and health representation possible,” stated Nickolas Bumpaous, Business Manager of Plumbers and Steamfitters Local 598. “Assuming the Department of Energy continues to consider the process of grout for Hanford’s least radioactive tank waste, we want to ensure they have access to the highest skilled and safest labor force in the industry. Our Partnership with Perma-Fix will ensure that the U.S. DOE has a local contractor with the know-how, skills and safety culture required to achieve Hanford’s cleanup mission”.

“We are honored to partner and receive the strong support of Local 598, as well as local and government officials, on this important project,” noted Mark Duff, President and Chief Executive Officer at Perma-Fix Environmental Services. “We share a combined commitment to the highest levels of safety and environmental stewardship in supporting Department of Energy’s Hanford tank remediation mission. We believe this relationship with Local 598 increases the value of our offering to DOE while providing a treatment option that can accelerate the reduction of environmental liability in the region.”

About United Association of Plumbers & Steamfitters Local Union 598

United Association of Plumbers & Steamfitters Local Union 598 was established on December 29th , 1944, during the height of the Manhattan Project with the primary goal of supporting the construction of plutonium production reactors and associated processing facilities sited at the Hanford reservation. Our Signatory Contractors and the members of Local Union 598 form a team that serves twenty-one counties in Eastern Washington and Northeastern Oregon and continues to lead the industry with the highest level of training, professionalism and workplace safety on projects ranging from schools to nuclear facilities.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the U.S Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: would support the glassifying process of the Hanford Vitrification Plant for safe transport and disposal off-site; and this relationship with Local 598 increases the value of our offering to DOE while providing a treatment option that can accelerate the reduction of environmental liability in the region. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; Congress fails to provides funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2022 Form 10-K and Form 10-Q for quarter ended March 31, 2023. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316